Exhibit 5

Opinion and Consent of Armbrecht Jackson LLP

July 18, 2007

UNITED BANCORPORATION OF ALABAMA, INC.

P.O. Drawer 8

Atmore, Alabama 36504

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 of United Bancorporation of Alabama, Inc. (the “Company”), filed by the Company in connection with the registration of up to 308,000 shares of Class A Common Stock, par value $.01 per share, of the Company (the “Common Stock”), to be issued in accordance with the terms of the United Bancorporation of Alabama, Inc. 2007 Equity Incentive Plan (the “Plan”).

On the basis of such examination of such corporate records, certificates and other documents as we have considered necessary or appropriate for purposes of this opinion, we advise you that upon delivery of the Common Stock in accordance with the provisions of the Plan, then, in our opinion, the Common Stock will have been validly issued and will be fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Armbrecht Jackson LLP

By: /s/ James Dale Smith
James Dale Smith